Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the previously filed Registration Statements (Nos. 333-45182, 333-54870, 333-63000, 333-72322, 333-85230, 333-85238, 333-103395, 333-116726, 333-121000, 333-129282, 333-137301, 333-147406, 333-159291, 333-164881 and 333-172117) on Form S-8 and (No. 333-179574) on Form S-3 of Lantronix, Inc. of our report dated August 30, 2012, relating to our audit of the consolidated financial statements of Lantronix, Inc. as of and for the year ended June 30, 2012, which appears in this Annual Report on Form 10-K of Lantronix, Inc. for the year ended June 30, 2012.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

August 30, 2012